Exhibit 23.1

National Intelligence Association, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed with the Securities and Exchange Commission pertaining to my report dated December 10, 2010 relating to the audited financial statements of National Intelligence Association Inc. for the year ended August 31, 2010.

Very Truly Yours

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas

January 21, 2011